UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2009

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Sixteenth Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 1, 2009, CombinatoRx, Incorporated ("CombinatoRx") entered into a Research Collaboration and License Agreement with Novartis Institutes for BioMedical Research, Inc. ("Novartis") focused on the discovery of novel anti-cancer combinations. Through the collaboration, CombinatoRx will use its proprietary combination high throughput screening (cHTS™) platform to screen a unique library of molecules, including Novartis compounds, in multiple cell lines representing a broad spectrum of cancers to potentially discover novel single agent and combination therapies to treat various cancers.

Under the terms of the collaboration agreement, CombinatoRx will receive an initial payment of $4.0 million and annual research support payments of up to $3.0 million, plus certain expenses. In addition, the collaboration agreement may provide CombinatoRx with up to $58 million for each combination product candidate advanced by Novartis upon achievement of certain clinical, regulatory and commercial milestones. The research program has an initial two-year term that may be extended by Novartis for three additional one-year periods. Novartis and CombinatoRx also entered into a Software License Agreement, where CombinatoRx has provided Novartis with a non-exclusive license to use its proprietary Chalice™ analyzer software in connection with the collaboration and other Novartis research programs for approximately five years.

The library to be screened under the collaboration will consist of: certain Novartis oncology compounds and compounds from the CombinatoRx library of approved drugs and other molecules. Novartis will own and have an exclusive license to intellectual property generated under the collaboration to research, develop and commercialize their approved or active development-stage compounds. CombinatoRx will own and have an exclusive license to intellectual property generated under the collaboration to research, develop and commercialize compounds from the CombinatoRx library. Intellectual property generated under the collaboration using certain compounds from the Novartis library will be jointly owned by Novartis and CombinatoRx and non-exclusively licensed to allow each party to research, develop and commercialize product candidates. Under the collaboration agreement, Novartis retains an option, exercisable once per year of the research collaboration, to exclusively license a portion of this jointly owned intellectual property if certain conditions are met. Novartis also has a right of first negotiation to exclusively license the intellectual property owned by CombinatoRx that was discovered as a part of the collaboration, under terms to be negotiated by the parties at such time.

The collaboration agreement may be terminated by either party after ninety days' notice upon an unremedied material breach and upon thirty days' notice in the event of bankruptcy of the other party. Novartis may terminate the collaboration agreement after sixty days' notice in the event of a change in control or liquidation of CombinatoRx, as defined in the collaboration agreement. Should Novartis exercise its right to terminate the collaboration agreement after a change of control or liquidation of CombinatoRx, CombinatoRx will be required to pay Novartis: $3.0 million if such termination is effective prior to November 1, 2009, $2.0 million if such termination is effective between November 1, 2009 and May1, 2010, and $1.0 million if such termination is effective between May 1, 2010 and November 1, 2010.

Item 8.01. Other Events.

On May 6, 2009, CombinatoRx issued a press release announcing the entry into the research collaboration with Novartis. The full text of CombinatoRx's press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.            Financial Statements and Exhibits.

(d)    Exhibits
Exhibit No.	Description
99.1	Press release of CombinatoRx, Incorporated dated May 6, 2009.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBINATORX, INCORPORATED
	By:	/s/ Alexis Borisy
Name: Alexis Borisy
Title: President and
Chief Executive Officer
Dated: May 6, 2009

Index to Exhibits
Exhibit No.	Description
99.1	Press release of CombinatoRx, Incorporated dated May 6, 2009.